UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2006

Arden Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-9904	95-3163136
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2020 South Central Avenue, Compton, California		90220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 638-2842

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

By overnight letter dated June 29, 2006, Arden Group, Inc. (the Company) notified NASDAQ that as of June 28, 2006 the Company was not in compliance with the NASDAQ Marketplace requirement under Rule 4350(d)(2)(A) requiring that the Audit Committee consist of at least three independent members due to one vacancy on the Audit Committee of its Board of Directors. The vacancy was created by Steven C. Gordon's decision not to stand for reelection to the Company's Board of Directors. Mr. Gordon was a member of the Audit Committee of the Company's Board of Directors.

As a result of Mr. Gordon's decision to not stand for reelection, the Company has initiated a search to fill the vacancy on the Audit Committee with an independent member within the cure period which ends on the earlier of the Company's 2007 Annual Meeting of Stockholders or June 28, 2007.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 27, 2006, Mr. Steven C. Gordon notified the Arden Group, Inc. Board of Directors (the Board) that he had decided not to stand for reelection to the Board at the Company's Annual Meeting of Stockholders scheduled for June 28, 2006 in order to devote more time to his privately held real estate investment and development firm. Mr. Gordon was also a member of the Audit Committee of the Company's Board of Directors.

As a result of Mr. Gordon's decision to not stand for reelection, as of June 28, 2006, the date of the Company's Annual Meeting of Stockholders, the Company is no longer in compliance with the audit committee composition requirement under NASDAQ Marketplace Rule 4350(d)(2)(A) requiring at least three independent members. The Company is in the process of undergoing a search to fill the vacancy on the Audit Committee created by Mr. Gordon's decision not to stand for reelection with an independent member and to do so within the allowable cure period which ends on the earlier of the Company's 2007 Annual Meeting of Stockholders or June 28, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arden Group, Inc.

June 30, 2006	By:	Bernard Briskin

Name: Bernard Briskin
Title: Chairman of the Board, President and Chief Executive Officer